                                                                  Exhibit (a)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                                  Exogen, Inc.
                               at $5.15 per Share
                                       by
                        SMITH & NEPHEW ACQUISITION, INC.
                          a Wholly Owned Subsidiary of
                              SMITH & NEPHEW, INC.
                                      and
                    an indirect majority owned subsidiary of
                              SMITH & NEPHEW PLC

     Smith & Nephew Acquisition, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation ("Parent"), and an indirect majority owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales ("S&N"), hereby offers to purchase all of the shares of common stock, $.0001 par value (the "Shares"), of Exogen, Inc., a Delaware corporation (the "Company"), including the Preferred Stock Purchase Rights associated with the Shares (the "Rights") issued pursuant to the Rights Agreement, dated as of December 6, 1996, as amended, between the Company and Registrar and Transfer Company, as rights agent, for $5.15 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares currently owned by Smith & Nephew Holdings, Inc., an affiliate of the Offeror ("Holdings"), would constitute at least a majority of the Shares that are outstanding determined on a fully diluted basis, (ii) any waiting period under the HSR Act (as defined in the Offer to Purchase) and any waiting periods under any foreign laws applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer, and (iii) the satisfaction of certain other terms and conditions.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 25, 1999 (the "Merger Agreement") among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares held by Parent, the Offeror or any other wholly owned subsidiary of Parent or Holdings or Shares which are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL) will be cancelled and converted into the right to receive $5.15 in cash, or any higher price that is paid in the Offer, without interest.

     In connection with the Merger Agreement, Parent and the Offeror entered into Stockholder Agreements dated July 25, 1999 (the "Stockholder Agreements") with each of the directors of the Company who currently beneficially hold 786,972 Shares, representing approximately 5.6% of the issued and outstanding Shares. Pursuant to the Stockholder Agreements, the directors have agreed, among other things, to tender all of their Shares pursuant to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to Registrar and Transfer Company (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and
(iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Offeror on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Thursday, August 26, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, August 26, 1999, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after September 27, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                       CHASEMELLON SHAREHOLDER SERVICES
                    450 West 33rd Street, Fourteenth Floor
                           New York, New York 10001
                                (800) 684-8823

                        Banks and Brokers, please call:
                                (212) 273-8083

                     The Dealer Manager for the Offer is:
                             CHASE SECURITIES INC.
                         270 Park Avenue, Tenth Floor
                           New York, New York 10017
                                (212) 270-6000



July 30, 1999